EXHIBIT 99.1

Hemisphere Media Group Announces 10-Year Extension of Concession License for Canal 1 in Colombia at No Additional Cost

MIAMI, FL—July 29, 2019 - Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced that the concession license for Canal 1 in Colombia has been extended by ten years.  Canal 1 will not be required to pay any additional concession fees in connection with this extension. The concession is now due to expire on April 30, 2037 and is renewable for an additional 20-year period.
“We are excited that the Colombian Government has extended the concession license for Canal 1,” said Alan Sokol, President and Chief Executive Officer of Hemisphere Media Group. “In only two years, Canal 1 has experienced virtually unprecedented ratings growth and has established itself as a formidable competitor to the two other major broadcast networks in Colombia, both of which have a 20-year head start on Canal 1.”
Hemisphere, in partnership with leading producers of news and entertainment content in Colombia, acquired the concession license for Canal 1 in 2016, and it is one of only three national broadcast television licenses in Colombia.

About Hemisphere Media Group, Inc.
Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.
Contact:
Edelman Financial Communications for Hemisphere Media Group
Danielle O'Brien
(212) 704-8166
Danielle.obrien@edelman.com